Settlement Stipulation
Docket No. 30010-150-GA-16
Docket No. 30025-1-GA-16

BEFORE THE PUBLIC SERVICE COMMISSIONS OF WYOMING

In the Matter of the Joint Application of Questar Gas Company and Dominion Resources, Inc. for Approval of Proposed Merger of Questar Corporation and Dominion Resources, Inc.	Docket No. 30010-150-GA-16 Docket No. 30025-1-GA-16 SETTLEMENT STIPULATION

Pursuant to Wyoming Statute 37-2-101 et seq. and Wyoming Procedural Rules and Special Regulations Section 119, Questar Gas Company (“Questar Gas”); Dominion Resources, Inc. (“Dominion”) (together “Joint Applicants”); and the Wyoming Office of Consumer Advocate (“Wyoming OCA”) submit this Settlement Stipulation. This Settlement Stipulation shall be effective upon the entry of a final order of approval by the Wyoming Public Service Commission (“Wyoming Commission” or “Commission”).

PROCEDURAL HISTORY
1. On January 31, 2016, Dominion, Diamond Beehive Corporation and Questar Corporation (“Questar Corporation”) entered into an Agreement and Plan of Merger (“Merger Agreement”) by which Questar Gas’ parent, Questar Corporation, will become a wholly-owned subsidiary of Dominion (the “Merger”).
2.On March 3, 2016, Joint Applicants filed a Joint Application for approval of the proposed Merger before the Wyoming Public Service Commission in Docket Nos. 30010-150-GA-16 and 30025-1-GA-16 (“Wyoming Application”). On March 3, 2016, Questar Gas and Dominion also filed a Joint Notice and Application of Questar Gas Company and Dominion Resources Inc. of Proposed Merger of Questar Corporation and Dominion Resources, Inc. in Utah in Docket No. 16-057-01 (“Utah Application”). Both the Wyoming Application and Utah Application were accompanied by pre-filed direct testimony of Craig C. Wagstaff, David M. Curtis, Thomas F. Farrell II, Diane Leopold, and Fred G. Wood III, along with substantial accompanying exhibits and information supportive of the Applications. On March 3, 2016, Questar Gas also provided a Notice of Agreement and Plan of Merger between Questar Corporation and Dominion Resources, Inc. to the Idaho Public Utilities Commission.
3.On April 21, 2016, the Wyoming Commission issued a Scheduling Order setting dates for filing testimony and hearings.
4.On May 19, 2016, Joint Applicants submitted a First Supplement to Joint Application along with additional exhibits and information (“First Supplement”).
5.On April 29, 2016, a technical conference was held in Wyoming to discuss and provide information to the Wyoming OCA and Commission staff related to the Merger.
6.On July 1, 2016, the Wyoming OCA filed the Direct Testimony of Denise Kay Parrish and accompanying exhibits.
7.During the pendency of this matter, Joint Applicants have responded to hundreds of data requests from the Wyoming OCA, the Commission staff, and parties to the Utah matter. Joint Applicants made all data requests available to the Wyoming OCA and Commission staff.
TERMS AND CONDITIONS
The Parties agree for purposes of settlement that the Wyoming Application should be granted and approved subject to the following commitments as set forth in the Wyoming Application and the First Supplement filed with the Wyoming Commission in Docket Nos. 30010-150-GA-16 and 30025-1-GA-16 (the “Applications”), and as further modified herein:
1.After the time the Merger is effective as defined in the Merger Agreement (“Effective Time”), Questar Corporation will become a wholly-owned subsidiary of Dominion that will continue to exist as a separate legal entity (herein referred to as “Dominion Questar”).
2.At the Effective Time, Questar Gas (herein referred to as “Dominion Questar Gas”), will remain a direct, wholly-owned subsidiary of Dominion Questar and will continue to exist as a separate legal entity with its own complete set of books and records.
3.Dominion will maintain Dominion Questar Gas’s corporate headquarters in Salt Lake City,

Utah. Dominion commits that there are no plans to change the location of Dominion Questar Gas’s corporate headquarters from Salt Lake City to another location for the foreseeable future.
4.Dominion will establish a new Western Region operating headquarters in Salt Lake City, Utah. No costs shall be included in Dominion Questar Gas rates or the Wexpro Operator Service Fee associated with the new Western Region operating headquarters in Salt Lake City, Utah without approval by the Commission.
5.Dominion intends that its board of directors will take all necessary action, as soon as practicable after the Effective Time1, to appoint a member of the Questar Corporation board, as it exists prior to the Effective Time, as a director to serve on Dominion’s board of directors.
6.Dominion will take all necessary action to cause a current member of the Questar Corporation board, as it exists prior to the Effective Time, to be appointed as a director to serve on the board of directors of the general partner of Dominion Midstream Partners, L.P. (“Dominion Midstream”) as soon as practicable after such time as all or part of Questar Pipeline Company is contributed to Dominion Midstream.
7.Dominion Questar Gas will be managed from an operations standpoint as a separate regional business under Dominion with responsibility for managing operations to achieve the objectives of customer satisfaction; reliable service; customer, public and employee safety; environmental stewardship; and collaborative and productive relationships with customers, regulators, other governmental entities and interested stakeholders. Dominion Questar Gas will have its own local operating management located in Salt Lake City, Utah. Dominion commits that there are no plans to change this organizational and management structure for the foreseeable future.
8.For the first four years following the Effective Time, Dominion Questar Gas will file semi-annually the customer service standards report. A copy of this report is included as Attachment 1. If the

[1] The Effective Time (that is, the time the Merger becomes effective) is defined in Section 1.3 of the Agreement and Plan of Merger. It is such time, on the Closing Date, as the Articles of Merger are duly filed with the Division of Corporations and Commercial Code at the Utah Department of Commerce, or at some later time as is permissible under the Utah Revised Business Corporation Act and specified in the Articles of Merger.

Dominion Questar Gas service levels become deficient, meaning they fall short of the “goals” as shown in the report, the Company will file a remediation plan with the Commission explaining how it will improve and restore service to meet the goals. For informational purposes the quarterly leak surveys and an accompanying narrative will also be filed with the Customer Service Standards report.
9.Questar Gas and Dominion share a common focus on installing, upgrading and maintaining facilities necessary for safe and reliable operations. This focus will not be diminished in any way as a result of the Merger. Dominion Questar Gas will continue its planned total company capital expenditure program for the benefit of customers as shown in the table below:

	Total Company	Wyoming
2017	$209 Million	$9.4 Million
2018	$208 Million	$15 Million
2019	$233 Million	$7.7 Million
Any variances to this plan will be supported by Dominion Questar Gas in its next general rate case.
10.Dominion and its subsidiaries will continue to honor the Wexpro Stipulation and Agreement, the Wexpro II Agreement or the conditions approved in connection with inclusion of properties in the Wexpro II Agreement (“Wexpro Agreements”) and the conditions and obligations provided therein. Dominion will not contribute Wexpro Company (“Wexpro”) to Dominion Midstream or to any master limited partnership without the Commission’s approval.
11.Dominion will give employees of Dominion Questar and its subsidiaries due and fair consideration for other employment and promotion opportunities within the larger Dominion organization, both inside and outside of Utah and Wyoming, to the extent any such employment positions are re-aligned, reduced or eliminated in the future as a result of the Merger.
12.Dominion, at shareholders’ expense, will contribute, within six months of the Effective Time, a total of $75,000,000 toward the full funding of (i) Questar Corporation’s ERISA-qualified defined-benefit pension plan in accordance with ERISA minimum funding requirements for ongoing plans, and (ii) Questar Corporation’s nonqualified defined-benefit pension and post retirement medical and life insurance (other post employment benefit (“OPEB”)) plans on a financial accounting basis, subject to any maximum contribution levels or other restrictions under applicable law, thereby reducing pension expenses over time in customer rates. Dominion represents that said $75,000,000 contribution, based on current plan funding, would be permissible and well within maximum contribution levels and other restrictions under applicable law.
13.Officers and employees of Dominion will be available to testify before the Commission, providing information relevant to matters within the jurisdiction of the Commission.
14.As part of this and future regulatory proceedings, Dominion Questar Gas will provide information about Dominion or its other subsidiaries relevant to matters within the Commission’s jurisdiction.
15.Dominion Questar Gas, Dominion Questar, and Wexpro will maintain access to a complete set of their books and records, including accounting records, as well as access to affiliate charges to Dominion Questar Gas, at their corporate office in Salt Lake City, Utah, while acknowledging the Wyoming Commission’s authority pursuant to W.S.§ 37-2-116.
16.For regulatory purposes, Questar Gas’s accounting will continue to reflect assets at historical costs, approved depreciation rates and deferred income taxes based on original cost in accordance with the Uniform System of Accounts.
17.The Merger will not result in any immediate changes to existing filed rates, rules, regulations and classifications under its Tariff for Gas Service in the State of Wyoming (“Tariff”), except to revise the Tariff to change the name of the operating entity. The Company will file for the name change within 21 days of the Effective Time.
18.Dominion Questar Gas will continue to file its Integrated Resource Plan annually and follow the Commission’s process and guidelines.
19.Dominion Questar Gas will maintain established gas-supply interchangeability Wobbe indices for Questar Gas’s receipt points and will be in compliance with the Commission’s requirements.
20.Dominion Questar Gas will have the burden of proof to show that prices for goods and services provided by Dominion or its other subsidiaries to Dominion Questar Gas, are just and reasonable.

21.Dominion Questar Gas will not seek recovery of any acquisition premium (goodwill) cost associated with the Merger from its customers. Dominion will not record any goodwill associated with the Merger on Dominion Questar Gas’s books and will make the required accounting entries associated with the Merger on that basis.
22.Dominion Questar Gas will not file a general rate case application with the Commission with a requested rate effective date earlier than January 1, 2020.
23.Any transition or integration costs arising from the Merger will not be deferred and will be expensed as incurred during the transition period. Dominion Questar Gas’s cost of service for the purpose of developing distribution non-gas base rates will be evaluated in the next general rate proceeding and this filing shall identify transition costs, if any, in Dominion Questar Gas’s test period.
24.Transaction costs associated with the Merger, including any legal or other expenses related to the shareholder lawsuits and rebranding costs, will be treated as an expense and will not be borne by customers.
25.For the first four full calendar years following the Effective Time, Dominion, through Dominion Questar, will provide equity funding, as needed, to Dominion Questar Gas in order to maintain an end-of-year common equity percentage of total capitalization in the range of 50-55 percent (50-55%).
26.Dominion intends to maintain credit metrics that are supportive of strong investment-grade credit ratings (targeting the Single-A range) for Dominion Questar Gas. For the first four years following the Effective Time, in any rate proceeding where Dominion Questar Gas’s rate of return is established or the utility seeks to reset the previously authorized rate of return on rate base, Dominion Questar Gas will demonstrate that its cost of debt proposed for recovery in rates is not greater than would have been incurred absent the Merger.
27.Neither Dominion nor its other subsidiaries will, without the Commission’s approval, make loans to Dominion Questar Gas that bear interest at rates that are greater than (i) rates being paid at the time of such loan by Dominion or such other subsidiary on its own debt or (ii) rates available, at the time of such loan, on similar loans to Dominion Questar Gas from the market.

28.Dominion Questar Gas will not lend funds to Dominion or other Dominion entities, including Dominion Questar.
29.In compliance with applicable Commission procedural rules and special regulations, Dominion Questar Gas will only transfer assets to or assume liabilities of Dominion or any other subsidiary of Dominion with the Commission’s approval. The Company will file a report annually with the Commission tracking asset transfers between Dominion Questar Gas and Dominion or any other subsidiary of Dominion. The report will provide an explanation for each transfer and cross-reference the Commission approval received for the transfer, if required.
30.Dominion Questar Gas will not transfer its debt to Dominion, or any other subsidiary of Dominion, without the Commission’s approval.
31.For at least the first four years following the Effective Time, Dominion Questar Gas shall maintain separate long-term debt with its own debt rating supplied by at least two of the three recognized debt rating agencies (Standard and Poor’s, Moody’s and Fitch). Any of the debt used to capitalize Dominion Questar Gas shall be kept within the regulated utility.
32.Dominion, at shareholders’ expense, will increase Questar Corporation’s historic level of corporate contributions to charities identified by local leadership that are within Dominion Questar Gas’s service areas by $1,000,000 per year for at least five years following the Effective Time, and will maintain or increase historic levels of community involvement, low income funding, and economic development efforts in Dominion Questar’s current operation areas.
33.Dominion, at shareholders’ expense, will establish a newly-formed advisory board for its Western Region operations composed of regional-based business and community leaders. This board will meet and receive information and provide feedback on community issues, government relations, environmental stewardship, economic development opportunities and other related activities that affect Dominion’s and Dominion Questar Gas’s local stakeholders.

34.Dominion Questar Gas will clearly reflect all of its costs and investments in its financial reports, including costs and assets that are directly assigned or allocated to it from another subsidiary of Dominion. An audit trail will be maintained so that allocable costs can be specifically identified.
35.Dominion Questar Gas will not seek recovery in its next general rate case of any increase in the aggregate total of Operating, Maintenance, Administrative and General expenses (excluding energy efficiency and bad debt costs) per customer over the 12 months ended December 2015 baseline level, unless it can demonstrate that the increase in such total expenses was not a result of the Merger. The aggregate total of Operating, Maintenance, Administrative and General expenses per customer for the 12 months ended December 2015 in Wyoming was $235.04.
36.No later than January 1, 2018, Dominion Questar Gas will present and review for informational purposes, the Dominion Resources Services, Inc.’s Cost Allocation Manual with the Wyoming OCA and the Commission staff. Dominion Questar will use the current Distrigas methodology to allocate shared costs to subsidiaries until January 1, 2018 when it will use the Dominion Resources Services Inc.’s Cost Allocation Manual.
37.Dominion and Dominion Questar Gas will submit an Integration Progress Report, including reporting on transition costs. Dominion and Dominion Questar Gas will file the first Integration Progress Report with the Commission 120 days after the Effective Time. Dominion Questar Gas will submit reports annually thereafter until the integration is complete. The final report will include a notification that the transition activities are complete.
38.The Company will inform customers of the Merger in the following ways:

i.	Within 5 days of the Effective Time notification will be posted on the website.

ii.	Within 60 days of the Effective Time notification will be published in the Gas Light News billing insert.
39.Dominion and Dominion Questar Gas will continue to comply with all existing federal and state laws, rules, regulations, its Tariff, orders, and directives of the Commission, including those of the

Pipeline Hazardous Materials Safety Administration, Environmental Protection Agency and Bureau of Land Management as applicable, following the Effective Time.

GENERAL
40.The Parties agree that settlement of those issues identified above is in the public interest and that the results are just and reasonable.
41.The Parties agree that no part of this Settlement Stipulation or the formulae or methods used in developing the same, or the Commission’s order approving the same, shall in any manner be argued or considered as precedential in any future case. All negotiations related to this Settlement Stipulation are privileged and confidential, and no Party shall be bound by any position asserted in negotiations. Neither the execution of this Settlement Stipulation nor the order adopting it shall be deemed to constitute an admission or acknowledgment by any Party of the validity or invalidity of any principle or practice of ratemaking; nor shall they be construed to constitute the basis of an estoppel or waiver by any Party; nor shall they be introduced or used as evidence for any other purpose in a future proceeding by any Party except in a proceeding to enforce this Settlement Stipulation.
42.Questar Gas, Dominion, and the Wyoming OCA will make one or more witnesses available to explain and support this Settlement Stipulation to the Commission. Such witnesses will be available for examination. As applied to the Wyoming OCA, the explanation and support shall be consistent with its statutory authorities and responsibilities. So that the records in these dockets are complete, all Parties’ filed testimony, exhibits, and the Applications and their exhibits shall be submitted as evidence.
43.The Parties agree that if any person challenges the approval of this Settlement Stipulation or requests rehearing or reconsideration of any order of the Commission approving this Settlement Stipulation, each Party will use its best efforts to support the terms and conditions of the Settlement Stipulation. As applied to the Wyoming OCA, the phrase “use its best efforts” means that they shall do so in a manner consistent with its statutory authorities and responsibilities. In the event any person seeks judicial review of the Commission’s order approving this Settlement Stipulation, no Party shall take a position in that judicial review opposed to the Settlement Stipulation.
44.Except with regard to the obligations of the Parties under Paragraphs 41, 42 and 43 of this Settlement Stipulation, this Settlement Stipulation shall not be final and binding on the Parties until it has been approved without material change or condition by the Commission. The Stipulating Parties acknowledge that their support and advocacy of the Stipulation may be compromised by alterations to the Stipulation. In the event the Commission rejects or materially alters the Stipulation, the Stipulating Parties agree they are no longer bound by its terms and are not deemed to have waived any of their respective procedural or due process rights under Wyoming law.
45.This Settlement Stipulation may be executed by individual Parties through two or more separate, conformed copies, the aggregate of which will be considered as an integrated instrument.

RELIEF REQUESTED
Based on the foregoing, the Parties request that the Commission issue an order approving and granting the Wyoming Application and approving the Merger subject to the terms and conditions of this Settlement Stipulation.
RESPECTFULLY SUBMITTED: August 1, 2016.

/s/ Colleen Larkin Bell	/s/ Ivan H. Williams
General Counsel	Senior Counsel
Questar Gas Company	Wyoming Office of Consumer Advocate

/s/ Mark O. Webb
Senior Vice President & General Counsel
Dominion Resources, Inc.